UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 17, 2008

EDEN ENERGY CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-31503

(Commission File Number)

98-0199981

(IRS Employer Identification No.)

Suite 1680 – 200 Burrard Street, Vancouver , British Columbia V6C 3L6 Canada

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 604.693.0179

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In August of 2005, we issued 6% Convertible Promissory Notes due August 25, 2008, in the aggregate principal amount of $9,075,000 to 13 investors, along with Series A Warrants expiring August 25, 2008.

On January 17, 2008, we entered into a Note and Warrant Amendment Agreement with four of the Note and Warrant holders (accredited investors), whereby we amended the terms of the 6% Convertible Promissory Notes due August 25, 2008. In regards to the Notes and Warrants held by these investors, pursuant to the Note and Warrant Amendment Agreement, the Conversion Price for the Notes has been amended to $0.50 (86% of the closing bid of the last 5 trading days 2007), the term of their Warrants has been amended to expire on August 25, 2009 and the exercise price of the Warrants has been amended to $1.00, unless the Warrants are exercised within 30 business days of the closing date of the Note and Warrant Amendment Agreement dated January 17, 2008, in which case the exercise of the Warrants shall be $0.50. Finally, the definition of “Registrable Securities” in the Registration Rights Agreement has been amended to mean the shares of common stock issuable upon the exercise of the Warrants.

Item 3.02. Unregistered Sales of Equity Securities

We have agreed to issue 2,435,698 shares of our common stock to four accredited investors upon conversion of the Convertible Notes referred to above. The aggregate amount of principal and interest converted by the Note holder investors was $1,217,849.01. We issued 1,511,750 shares to one non U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933. We issued 923,948 of these securities to three accredited investors relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

In consideration for their assistance with the amendments to Convertible Notes, we paid Midtown Partners & Co., LLC a commission of 3% of the aggregate principal and interest converted under the amended Notes, being $36,535.47.

Item 9.01 Financial Statements and Exhibits

10.1	Form of Note and Warrant Amendment Agreement dated January 17, 2008
99.1	News Release dated January 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDEN ENERGY CORP.

/s/ Donald Sharpe

Donald Sharpe, President and Director

Date: January 22, 2008

CW1625764.1